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                                                                    Exhibit 99.1
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                                                  NEWS RELEASE

Century ALUMINUM



Century Reports Status Update on Alumina Operations and an Additional Power Surcharge at Mt. Holly

MONTEREY, CA. September 14, 2005 - Century Aluminum Company (NASDAQ:CENX) today provided updates on alumina and bauxite operations impacted by recent Gulf and Caribbean storms, as well as an additional power surcharge at the Mt. Holly smelter in South Carolina.

The Gramercy alumina refinery, located 60 miles northwest of New Orleans, Louisiana, lost about three days of production as a result of Hurricane Katrina, but did not sustain any major damage. Century's share of the lost production was about 5,000 tons. The plant is now operating at near normal levels - which is a credit to the extraordinary efforts of plant employees. In addition, heavy rains from earlier Caribbean storms reduced bauxite production at St. Ann, Jamaica. Third quarter costs are expected to increase by about $2.5 million pre-tax as a result of these storms.

Barge availability along the Mississippi River remains a potential issue.
Barges are necessary to support Gramercy alumina production and shipments. Barges are also necessary for petroleum coke deliveries to Ravenswood, West Virginia and Hawesville, Kentucky. At present, the company's barge requirements are being fulfilled.

The company was advised late last week by its power supplier at Mt. Holly that additional power surcharges will be required because two power plants were idled for unplanned maintenance. The utility was forced to purchase high-cost power, which, coupled with high natural gas prices, will increase Century's share of third quarter power costs by an estimated $3.0 million, pre-tax. Century was informed by its supplier that both idled generation facilities are now operating.

Century presently owns 615,000 metric tonnes per year (mtpy) of primary aluminum capacity. The company owns and operates a 244,000 mtpy plant at Hawesville, Kentucky; a 170,000 mtpy plant at Ravenswood, West Virginia; and a 90,000 mtpy plant at Grundartangi, Iceland that is being expanded to 212,000 mtpy. The company also owns a 49.67-percent interest in a 222,000 mtpy reduction plant at Mt. Holly, South Carolina. Alcoa Inc. owns the remainder of the plant and is the operating partner. With the completion of the Grundartangi expansion, Century's total capacity will stand at 737,000 mtpy. Century also holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina refinery in Gramercy, Louisiana and related bauxite assets in Jamaica. Century's corporate offices are located in Monterey, California.
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This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.


Contact:

Century Aluminum Company, Monterey, California
Michael Dildine, 831-642-9364
mdildine@centuryca.com
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